News Release

LANDAUER

For Immediate Release

LANDAUER, INC.  DECLARES REGULAR CASH DIVIDEND

For Further Information Contact:

Jim Polson

FTI Consulting

Phone: 312-553-6730

Email: jim.polson@fticonsulting.com

GLENWOOD, ILLINOIS, August 25, 2014 - Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation measurement and monitoring, outsourced medical physics services and high quality medical consumable accessories, announced that its Board of Directors declared on August 22, 2014, a regular quarterly cash dividend of $0.55 per share for the third quarter of fiscal 2014.  The dividend will be paid on October 3, 2014, to shareholders of record on September 11, 2014.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure, the leading domestic provider of outsourced medical physics services, as well as a provider of high quality medical accessories used in radiology, radiation therapy, and image guided surgery procedures. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.8 million individuals globally. In addition, through its Medical Physics segment, the Company provides therapeutic and imaging physics services to the medical physics community. Through its Medical Products segment, the Company provides medical consumable accessories used in radiology, radiation therapy, and image guided surgery procedures. For information about Landauer, please visit our website at http://www.landauer.com.

For the latest news releases and other corporate documents on Landauer, Inc., visit

www.landauer.com

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Landauer, Inc. 2 Science Road Glenwood, Illinois 60425-1586 Telephone: 708.755.7000 Fax: 708.755.7011  www.landauer.com